UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 31, 2005

DOLBY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32431	90-0199783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Potrero Avenue

San Francisco, CA 94103-4813

(Address of principal executive offices) (Zip Code)

(415) 558-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2005, Dolby Laboratories, Inc. (the “Company”) entered into lease agreements with Ray and Dagmar Dolby Real Estate Investments, L.P. and Ray Dolby and Dagmar Dolby, as trustees of the Dolby Family Trust, dated May 7, 1999 (collectively, the “Landlord”) for the premises located at 100, 130, and 140 Potrero Avenue, San Francisco, California. The Company has leased its principal executive offices located at 100 Potrero Avenue, San Francisco, California since 1980, and the lease for this property expired on December 31, 2005.

Ray Dolby, a trustee of the Dolby Family Trust, dated May 7, 1999 (which entity is also general partner of Ray and Dagmar Dolby Real Estate Investments, L.P.), is our Chairman and founder.

When we negotiate a lease agreement with Ray Dolby or any real estate entities related to him, we engage real estate brokers to provide fair market rent and lease terms based on a summary of comparable properties located in the area of the subject property. The brokers are instructed that the transaction is intended to be completed on an “arm’s-length” basis. We believe that the leases described below were entered into on a reasonable fair market basis.

Below is a brief description of each lease:

•	100 Potrero Avenue, San Francisco, California. The Company entered into a lease with the Landlord for premises consisting of approximately 69,640 square feet located at 100 Potrero Avenue, San Francisco, California. The term of the lease is eight years commencing on January 1, 2006, and the Company has two options to renew the lease for an additional five years each. The Company will pay approximately $81,248 per month in base rent, subject to adjustment under certain conditions, in addition to operating expenses and taxes, for the duration of the lease term.

•	130 Potrero Avenue, San Francisco, California. The Company entered into a lease with the Landlord for premises consisting of approximately 14,071 square feet located at 130 Potrero Avenue, San Francisco, California. The term of the lease is eight years commencing on January 1, 2006, and the Company has two options to renew the lease for an additional five years each. The Company will pay approximately $10,553 per month in base rent, in addition to operating expenses and taxes, for the duration of the lease term.

•	140 Potrero Avenue, San Francisco, California. The Company entered into a lease with the Landlord for premises consisting of approximately 13,052 square feet located at 140 Potrero Avenue, San Francisco, California. The term of the lease is eight years commencing on January 1, 2006, and the Company has two options to renew the lease for an additional five years each. The Company will pay approximately $9,789 per month in base rent, in addition to operating expenses and taxes, for the duration of the lease term.

In addition, the Company generally is responsible under these leases for the condition, operation, repair, maintenance, security and management of the properties. The Company has also agreed to indemnify and hold the Landlord harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from the Company’s conduct related to the properties.

These lease arrangements with the Landlord were approved by the Company’s Board of Directors. The Company has historically leased property from Ray Dolby (or entities affiliated with Ray Dolby) and expects to continue to do so in the future. As disclosed previously in the Company’s Registration Statement on Form S-1 filed in connection with the Company’s February 2005 initial public offering, Ray Dolby’s at-will and employee proprietary rights agreement with the Company explicitly excludes from the conflict of interest provisions of the Company’s Code of Business Conduct and Ethics any pre-existing lease arrangements between the Company and Mr. Dolby, as well as any modifications or renewals thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLBY LABORATORIES, INC.

By:	/s/ Mark Anderson
Mark Anderson Vice President, General Counsel and Secretary

Date: January 6, 2006